Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

Condensed consolidated financial statements of D-Wave Systems Inc. as of June 30, 2022 and December 31, 2021 and for the three months ended June 30, 2022 and 2021

D-Wave Systems Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands of U.S. dollars, except share and per share data)	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$10,466	$9,483
Trade accounts receivable, net	918	421
Receivable research incentives	2,451	4,774
Inventories	2,148	2,114
Prepaid expenses and other current assets	1,529	1,116
Deferred offering costs	5,671	1,250

Total current assets	$23,183	$19,158
Property and equipment, net	2,772	3,249
Operating lease right-of-use assets	8,118	8,578
Intangible assets, net	262	272
Other noncurrent assets	1,350	1,353

Total assets	$35,685	$32,610

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	2,483	2,109
Accrued expenses and other current liabilities	8,295	3,614
Current portion of operating lease liabilities	1,573	1,687
Loans payable, current	21,353	220
Deferred revenue, current	2,595	2,665

Total current liabilities	36,299	10,295
Operating lease liabilities, net of current portion	6,556	6,990
Loans payable, noncurrent	12,903	12,233
Deferred revenue, noncurrent	20	54
Other noncurrent liabilities	—	18

Total liabilities	$55,778	$29,590

Commitments and contingencies (Note 15)
Stockholders’ equity:
Non-redeemable convertible preferred stock, no par value; unlimited number of shares authorized as of June 30, 2022 and December 31, 2021; 137,765,828 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively.	189,881	189,881
Common stock, no par value; unlimited number of shares authorized as of June 30, 2022 and December 31, 2021; 3,341,327 and 3,166,949 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively.	2,811	2,610
Additional paid-in capital	147,779	146,240
Accumulated deficit	(350,083)	(325,268)
Accumulated other comprehensive loss	(10,481)	(10,443)

Total stockholders’ equity	$(20,093)	$3,020

Total liabilities and stockholders’ equity	$35,685	$32,610

The accompanying notes are an integral part of these condensed consolidated financial statements.

D-Wave Systems Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
(In thousands, except share and per share data)	2022	2021	2022	2021
Revenue	$1,371	$1,137	$3,083	$2,546
Cost of revenue	586	448	1,169	746

Total gross profit	785	689	1,914	1,800
Operating expenses:
Research and development	7,072	6,291	13,599	12,775
General and administrative	3,959	2,508	7,606	5,030
Sales and marketing	1,739	1,226	3,339	2,296

Total operating expenses	12,770	10,025	24,544	20,101

Loss from operations	(11,985)	(9,336)	(22,630)	(18,301)
Other income (expense), net:
Interest expense	(1,746)	(207)	(2,538)	(385)
Government assistance	—	4,586	—	4,586
Other income (expense), net	533	289	353	604

Total other income (expense), net	(1,213)	4,668	(2,185)	4,805

Net loss	$(13,198)	$(4,668)	$(24,815)	$(13,496)

Net loss per share, basic and diluted	$(0.12)	$(0.04)	$(0.22)	$(0.12)

Weighted-average shares used in computing net loss per share, basic and diluted	112,023,503	111,877,937	111,981,014	111,865,630

Comprehensive loss:
Net loss	$(13,198)	$(4,668)	$(24,815)	$(13,496)
Foreign currency translation adjustment, net of tax	32	(38)	(38)	11

Net comprehensive loss	$(13,166)	$(4,706)	$(24,853)	$(13,485)

The accompanying notes are an integral part of these condensed consolidated financial statements.

D-Wave Systems Inc.

Condensed consolidated statements of stockholders’ (deficit) equity

(Unaudited)

	Non-redeemable convertible preferred stock		Common stock		Additional Paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders’ (deficit) equity
(In thousands, except share data)	Shares	Amount	Shares	Amount
Balances at December 31, 2020	137,765,828	$189,881	3,061,746	$2,492	$144,537	$(293,723)	$(10,458)	$32,729
D-Wave exercise of stock options			81,043	94	(29)			65
D-Wave stock-based compensation					330			330
Foreign currency translation adjustment, net of tax							11	11
Net loss						(13,496)		(13,496)

Balances at June 30, 2021	137,765,828	189,881	3,142,789	2,586	144,838	(307,219)	(10,447)	19,639

Balances at December 31, 2021	137,765,828	189,881	3,166,949	2,610	146,240	(325,268)	(10,443)	3,020

Exercise of stock options			174,378	201	(61)	—	—	140
Stock-based compensation					1,600			1,600
Foreign currency translation adjustment, net of tax							(38)	(38)
Net loss						(24,815)		(24,815)

Balances at June 30, 2022	137,765,828	189,881	3,341,327	2,811	147,779	(350,083)	(10,481)	(20,093)

The accompanying notes are an integral part of these condensed consolidated financial statements

D-Wave Systems Inc.

Condensed consolidated statements of cash flows

(Unaudited)

	Six months ended June 30,
(in thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(24,815)	$(13,496)
Adjustments to reconcile net loss to cash used in by operating activities:
Depreciation and amortization	705	747
Stock-based compensation	1,600	330
Amortization of operating right of use assets	459	497
Provision for excess and obsolete inventory	265	219
Non-cash interest expense	1,955	385
Non-cash final fee payment for Venture Loan	583	—
Unrealized foreign exchange loss (gain)	(349)	44
Change in operating assets and liabilities:
Trade accounts receivable	(505)	(126)
Research incentives receivable	(851)	(5,339)
Inventories	(301)	39
Prepaid expenses and other current assets	(4,449)	(288)
Trade accounts payable	107	(1,764)
Accrued expenses and other current liabilities	4,578	(733)
Deferred revenue	(54)	(324)
Operating lease liabilities	(427)	(459)

Net cash used in operating activities	(21,499)	(20,268)

Cash flows from investing activities:
Purchase of property and equipment	(175)	(1,069)
Purchase of software	(43)	(196)

Net cash used in investing activities	(218)	(1,265)

Cash flows from financing activities:
Proceeds from government program	3,178	13,458
Proceeds from debt financing	19,870	—
Proceeds from issuance of common stock upon exercise of stock options	141	67
Debt payments	(424)	(398)

Net cash provided by financing activities	22,765	13,127

Effect of exchange rate changes on cash and cash equivalents	(65)	262
Net (decrease) increase in cash and cash equivalents	983	(8,144)

Cash and cash equivalents at beginning of period	$9,483	$21,335

Cash and cash equivalents at end of period	$10,466	$13,191

Supplemental disclosure of noncash investing and financial activities:
Acquisition of property and equipment included in accounts payable	$3	$21

Unpaid deferred costs	$3,734	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

D-Wave Systems Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Description of business

D-Wave Systems is a commercial quantum computing company that provides customers with a full suite of professional services and web-based access to its superconducting quantum computer systems and integrated software environment through its cloud service, LeapTM. References to the “Company” in these D-Wave Systems Inc. Notes to Condensed Consolidated Financial Statements (Unaudited) for the periods before April 14, 2020, shall be to D-Wave Inc., a federally incorporated corporation and its subsidiaries, collectively. References to the “Company” from April 14, 2020 to December 31, 2020 (inclusive) shall be to DWSI Holdings Inc. and its subsidiaries, collectively. References to the “Company” herein for the periods including and after January 1, 2021, shall be to D-Wave Systems and its subsidiaries, collectively. Historically, the Company has developed its own annealing superconducting quantum computer systems and associated software and its current-generation quantum system is the D-Wave AdvantageTM. During the year ended December 31, 2021, the Company initiated the development of a gate-model quantum computing system.

D-Wave Systems is a British Columbia corporation headquartered in Burnaby, British Columbia, and is an indirect subsidiary of D-Wave as a result of the Business Combination, as described in more detail in Note 12—Subsequent events.

For the three and six month periods ended June 30, 2022 and 2021, the Company’s revenue was derived primarily from customers located in the United States, Japan, and Germany.

2.	Business Combination

On February 7, 2022, the Company entered into the Transaction Agreement to merge DPCM and certain other affiliates entities through the Business Combination. The Business Combination was subject to approval by the stockholders of DPCM and the Company and other customary closing conditions. The Business Combination will be accounted for as a reverse capitalization in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). In connection with the Business Combination, subscription agreements were entered into between DPCM and various investors for proceeds of $40.0 million (the “PIPE Investment”). Total gross proceeds of the PIPE Investment, together with the amount that remained in DPCM’s trust account at the close of the Business Combination, totaled $49.0 million.

On August 5, 2022, each of the Business Combination and the PIPE Investment was consummated. See Note 12—Subsequent events for further discussion on the close of the Business Combination.

3.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The Company has prepared the accompanying financial statements in accordance with U.S. GAAP. Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) of the Financial Accounting Standards Board (“FASB”).

Unaudited Interim Financial Information-

The interim condensed consolidated financial statements included in this quarterly report have been prepared by the Company and are unaudited, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S.

GAAP have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures contained within these interim condensed consolidated financial statements comply with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for interim condensed consolidated financial statements and are adequate to make the information presented not misleading. The interim condensed consolidated financial statements included herein reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2021 included in the final prospectus and definitive proxy statement, dated July 13, 2022 (the “Proxy Statement/Prospectus”) filed by D-Wave Quantum with the Securities and Exchange Commission (the “SEC”). The condensed consolidated statement of operations and comprehensive loss for the three and six month periods ended June 30, 2022 are not necessarily indicative of the results to be anticipated for the entire year ending December 31, 2022 or thereafter. All references to June 30, 2022 and 2021 in the notes to condensed consolidated financial statements are unaudited.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company. All intercompany accounts and transactions have been eliminated upon consolidation.

Liquidity and going concern

The Company has prepared its consolidated financial statements assuming that it will continue as a going concern. Since its inception, the Company has incurred net losses and negative cash flows from operations. As of June 30, 2022, the Company had an accumulated deficit of $350.1 million and a working capital deficiency of $13.1 million. For the three months ended June 30, 2022 and 2021, the Company incurred a net loss of $13.2 million and $4.7 million respectively. For the six months ended June 30, 2022 and 2021, the Company incurred a net loss of $24.8 million and $13.5 million respectively. The Company had net cash outflows from operations of $21.5 million and $20.3 million, respectively. As of June 30, 2022, the Company had $10.5 million of cash and cash equivalents. The Company expects to incur additional operating losses and negative cash flows from operations as it continues to expand its commercial operations and research and development programs.

During the six months ended June 30, 2022, the Company received $20.0 million in gross proceeds from a Venture Loan and Security Agreement (the “Venture Loan”) with PSPIB Unitas Investments II Inc. (“PSPIB”). The maturity date of the loan was defined as the earliest of December 31, 2022 or the closing of the Business Combination or the date of acceleration of such loan following an event of default or the date of prepayment. On August 5, 2022, the Venture Loan, related accrued interest and a final fee totaling $21.8 million was repaid.

As further discussed in Note 12—Subsequent events, on August 5, 2022, the Company completed a Business Combination with DPCM. The Company received gross proceeds of $49.0 million from the PIPE financing and the DPCM trust account.

In conjunction with the Business Combination, the Company and D-Wave entered into an agreement with “the Investor” on June 16, 2022 which provides D-Wave the sole right, but not the obligation, to direct the Investor to buy specified dollar amounts up to $150.0 million of D-Wave’s par value $0.0001 per share common stock through the ELOC. The ELOC will provide the Company and D-Wave with additional liquidity to fund the business, subject to the conditions set forth in the agreement. To-date, D-Wave has not drawn on the ELOC.

To the extent that sufficient capital is not obtained through the Business Combination and PIPE offering, or through the cash received in connection with the Business Combination, management will be required to obtain additional capital through the issuance of debt and /or equity, or other arrangements. However, there can be no assurance that D-Wave will be able to raise additional capital when needed or under acceptable terms. The issuance of additional equity may dilute existing stockholders and newly issued shares may contain senior rights and preferences compared to currently outstanding ordinary shares. Any future debt may contain covenants and limit D-Wave’s ability to pay dividends or make other distributions to stockholders. If D-Wave is unable to obtain additional financing, operations may be scaled back or discontinued. These conditions give rise to material uncertainties that may cast substantial doubt on the ability of D-Wave to continue as a going concern.

These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. Such adjustments could be material.

Amalgamation of D-Wave Systems and DWSI

In order to simplify the corporate structure of DWSI Holdings Inc. and to reduce administrative costs, effective January 1, 2021, the Company, then DWSI Holdings Inc., completed a vertical short-form amalgamation pursuant to the British Columbia Business Corporations Act with its previously wholly-owned subsidiary, D-Wave Systems. Pursuant to the amalgamation, all of the issued and outstanding equity securities of D-Wave Systems were cancelled, and the assets and liabilities of D-Wave Systems were assumed by DWSI Holdings Inc. Immediately after the amalgamation, DWSI Holdings Inc. changed its name to D-Wave Systems Inc. No additional equity securities were issued in connection with the amalgamation and the share capital of the Company remained unchanged.

The amalgamation did not have a significant effect on the business and operations of the Company.

COVID-19 pandemic

The Company is subject to risks and uncertainties relating to the ongoing outbreak of the novel strain of coronavirus (“COVID-19”), which the World Health Organization declared a pandemic in March 2020. The COVID-19 pandemic has resulted in authorities implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. Work-from-home and other measures have introduced additional operational risks, including cybersecurity risks, and may adversely affect the way the Company and its third-party partners operate. The extent to which the COVID-19 pandemic impacts the Company’s workforce, business, financial condition, and results of operations will depend on future developments, which are highly uncertain and cannot be predicted at this time. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results may be materially adversely affected. As of June 30, 2022 and 2021, the Company’s business, results of operation and financial condition was not significantly impacted due to the effects of COVID-19.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in the Company’s consolidated financial statements and accompanying notes as of the date of the consolidated financial statements. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts, and experience.

The Company’s accounting estimates and assumptions may change over time in response to COVID-19 and the change could be material in future periods. As of the date of issuance of these consolidated financial statements, the Company is not aware of any specific event or circumstances that would require the Company to update estimates, judgments or revise the carrying value of any assets or liabilities. Actual results may differ from those estimates or assumptions.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and consulting fees incurred through the balance sheet date that are directly related to the Business Combination that was completed on August 5, 2022, as described in Note 12—Subsequent events. These costs will be charged to shareholders’ equity in the period ended September 30, 2022. As of June 30, 2022 and December 31, 2021, respectively, the Company recorded $5.7 million and $1.2 million of transaction costs related to deferred offering costs in its consolidated balance sheets.

Operating segment

Operating segments are defined as components of an enterprise for which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s Chief Executive Officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for allocating and evaluating financial performance. As such, the Company views its operations and manages its business in one operating and reportable segment (See Note 11—Geographic areas).

Foreign currency translation and transactions

The Company’s reporting currency is the U.S. dollar. Generally, the functional and reporting currency of its international subsidiaries is the currency of their primary economic environment. Accordingly, all foreign balance sheet accounts have been translated into the U.S. dollars using the rate of exchange at the respective balance sheet date. Components of the consolidated statements of operation and comprehensive loss have been translated at the average exchange rate for the year or the corresponding period. Translation gains and losses are recorded in accumulated other comprehensive loss as a component of stockholders’ equity. Gains or losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in the consolidated statements of operations and comprehensive loss. For the three months ended June 30, 2022 and 2021, the Company recorded $562,000 and $271,000, respectively of foreign currency transaction gain in its consolidated statements of operations and comprehensive loss. For the six months ended June 30, 2022 and 2021, the Company recorded $366,000 and $567,000 in foreign currency transaction gain, respectively, in other income in its consolidated statements of operations and comprehensive loss.

Cash and cash equivalents

The Company’s cash and cash equivalents consists of money held in demand depositary accounts. The carrying amount of cash and cash equivalents was $10.5 million and $9.5 million as of June 30, 2022 and December 31, 2021, respectively, which approximates fair value and was determined based upon Level 1 inputs. The Company did not hold short-term investments as of June 30, 2022 and December 31, 2021.

The increase in cash and cash equivalents from December 31, 2021 to June 30, 2022 was primarily the result of the Company receiving $20.0 million in financing through the Venture Loan with PSPIB.

Fair value of financial instruments

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The categorization of a financial instrument within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company recognizes transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer.

The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, trade accounts receivable, net, trade accounts payable and accrued expenses approximate their fair values (Level 1).

The Company carries its marketable investments at cost, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments by the same issuer, as they represent investments in privately held companies for which there are no quoted market prices. As of June 30, 2022 and December 31, 2021, the Company estimated the fair value of its securities denominated in Canadian dollars to be C$10.2 million for both periods presented, and its securities denominated in United States dollars to be $1.2 million and $279,000, respectively. The carrying value of its securities as of June 30, 2022 was $1.2 million and $5,000, respectively and is included in other assets on the consolidated balance sheet.

The Company did not have any transfers of financial assets measured at fair value on a recurring basis to or from Level 1, Level 2 and Level 3 for any of the periods presented.

Concentration risk

Agreements which potentially subject the Company to concentration risk consist principally of three customer agreements. During the three month period ended June 30, 2022, the Company earned 17%, 14% and 11% of its total revenue from three customers. During the three month period ended June 30, 2021, the Company earned 18%, 13% and 11% of its total revenue earned from three customers. During the six month period ended June 30, 2022, the Company earned 15%, 14% and 10% of its total revenue from three customers. During the six month period ended June 30, 2021, the Company earned 20%, 12% and 10% of its total revenue from three customers.

Government assistance

The Company receives various forms of government assistance including (i) government grants (ii) investment credits, and (iii) government loans, for research and development initiatives from Canadian government agencies.

The Company recognizes grants and investment tax credits relating to qualifying scientific research and development expenditures as a reduction of the related eligible expenses (research and development expenses) in its condensed consolidated statement of operations and comprehensive loss. Grants and investment tax credits are recognized in the period during which the related qualifying expenses are incurred, provided that the conditions under which the grants and investment tax credits have been met. The Company recognizes grants and investment tax credits in an amount equal to the estimated qualifying expenses incurred in each period multiplied by the applicable reimbursement percentage. Grants and investment tax credits that are recognized upon incurring qualifying expenses in advance of receipt of grant funding or proceeds from research and development incentives are recorded in the condensed consolidated balance sheets as research incentives receivable. In circumstances where the grants received relate to prior period eligible expenses, the Company recognizes them as government assistance in its condensed consolidated statement of operations and comprehensive loss in the current period.

During the three months ended June 30, 2022 and 2021, the Company recorded a Scientific Research and Experimental Development (“SR&ED”) investment tax credit of $0.4 million in 2022 and 2021 as an offset to its research and development expenses in its condensed consolidated statements of operations and comprehensive loss. During the six months ended June 30, 2022 and 2021, the Company recorded a Scientific Research and Experimental Development (“SR&ED”) investment tax credit of $0.8 million and $0.6 million, respectively, as an offset to its research and development expenses in its condensed consolidated statements of operations and comprehensive loss

The Company has received government loans under funding agreements that bear interest at rates that are below market rates of interest or interest-free. The Company accounts for the imputed benefit arising from the difference between a market rate of interest and the rate of interest charged as additional grant funding, and records interest expense for the loans at a market rate of interest. On the date that loan proceeds are earned, the Company recognizes the portion of the loan proceeds allocated to grant funding as a discount to the carrying value of the loan and as other liability, which is subsequently recognized as additional government assistance upon draw down of the qualified loan amounts.

Revenue recognition

The Company recognizes revenue in accordance with Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) and accounts for certain contract costs in accordance with FASB’s Accounting Standards Codification (“ASC”) 340-40, Other Assets and Deferred Costs-Contracts with Customers.

The standard was adopted on a full retrospective method on January 1, 2018. The adoption of ASC 606 had no impact on the Company and as such there was no recorded transition adjustment. The core principle of ASC 606 is that an entity shall recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

To support this core principle, the Company applies the following five step approach:

•	Identify the contract with the customer

•	Identify the performance obligations

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations

•	Recognize revenue when (or as) the entity satisfies a performance obligation

The Company generates revenue through subscription sales to access its Quantum Computing as a Service (“QCaaS”) cloud platform and from professional services related to the practical applications of quantum computing technology to solve its customers’ business challenges, to develop quantum proofs-of-concepts, pilot hybrid quantum applications and to put those applications into production. In addition, the Company also earns revenue from providing training regarding quantum computing systems and building related applications. In arrangements with re-sellers of the Company’s cloud services, the re-seller is considered the customer and the Company does not have any contractual relationships with the re-sellers’ end users. For these arrangements, revenue is recognized at the amount charged to the re-seller and does not reflect any mark-up to the end user.

Revenue from QCaaS is recognized evenly over the contractual period, on a straight-line basis over the subscription term, beginning on the date that the service is made available to the customer. Professional services are recognized as they are earned based on the terms of the contract or based on the cost-to-cost method. Under the cost-to-cost method, revenue is recognized based upon the ratio that incurred costs bear to total estimated contract costs with related cost of revenue recorded as the costs are incurred.

Recently adopted accounting standards and amendments

D-Wave is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. D-Wave is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. With the exception of standards, the Company elected to early adopt, when permissible, new or revised accounting guidance within the same time period as private companies, as indicated in Note 2 of its audited consolidated financial statements as of December 31, 2021 and 2020, included in the Proxy Statement/Prospectus.

Recent accounting pronouncements not yet adopted

In November 2021, the FASB issued ASU No. 2021-10, Disclosures by Business Entities about Government Assistance. ASU 2021-10 was issued to increase the transparency of government assistance. ASU 2021-10 requires that entities make certain annual disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy. The required disclosures include: (1) information about the nature of the transactions and the related accounting policy used to account for the transactions; (2) the line items on the balance sheet and income statement that are affected by the transactions, and the amounts applicable to each financial statement line item; and (3) significant terms and conditions of the transactions, including commitments and contingencies. The amendments in ASU 2021-10 are effective for all entities within their scope for financial statements issued for annual periods beginning after December 15, 2021. Early application of the amendments is permitted. An entity should apply the amendments in ASU 2021-10 either (1) prospectively to all transactions within the scope of the amendments that are reflected in financial statements at the date of initial application and new transactions that are entered into after the date of initial application or (2) retrospectively to those transactions. The Company is currently evaluating the impact of the adoption of the standard on the financial statements.

4.	Revenue from contracts with customers

Disaggregation of revenue

The following table depicts the disaggregation of revenue by type of products or services and timing of transfer of products or services (in thousands):

	Three months ended June 30,
	2022	2021
Type of products or services
QCaaS	$1,176	$961
Professional services	156	158
Other revenue	39	18

Total revenue, net	$1,371	$1,137

Timing of revenue recognition
Revenue recognized over the time	$1,296	$1,099
Revenue recognized at a point in time	75	38

Total revenue, net	$1,371	$1,137

	Six months ended June 30,
	2022	2021
Type of products or services
QCaaS	$2,560	$2,083
Professional services	464	429
Other revenue	59	34

Total revenue, net	$3,083	$2,546

Timing of revenue recognition
Revenue recognized over the time	$2,957	$2,484
Revenue recognized at a point in time	126	62

Total revenue, net	$3,083	$2,546

Other revenue includes printed circuit board sales.

Revenue by geographical markets is presented in Note 11—Geographic areas.

Contract balances

The following table provides information about account receivable, contract assets and liabilities as of June 30, 2022 and December 31, 2021 (in thousands):

	June 30,	December 31,
	2022	2021
Contract assets:
Trade account receivable	$918	$421
Unbilled receivables, which are included in ‘Prepaid expenses and other current assets’	41	17

Total contract assets	959	438

Contract liabilities:
Deferred revenue, current	2,595	2,665
Deferred revenue, noncurrent	20	54
Customer deposit, which are included in ‘Accrued expenses and other current liabilities’	21	21

Total contract liabilities	$2,636	$2,740

Changes in deferred revenue from contracts with customers were as follows (in thousands):

	June 30,	December 31,
	2022	2021
Balance at beginning of period	$2,719	$4,713
Deferral of revenue	2,906	4,092
Recognition of deferred revenue	(3,010)	(6,086)

Balance at end of period	$2,615	$2,719

Remaining performance obligations

A significant number of the Company’s product and service sales are short-term in nature with a contract term of one year or less. For those contracts, the Company has utilized the practical expedient in ASC 606-10-50-14 exempting the Company from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

As of June 30, 2022, the aggregate amount of remaining performance obligations that were unsatisfied or partially unsatisfied related to customer contracts was $2.6 million. This amount included deferred revenue on the Company’s consolidated balance sheets, of which approximately 99% is expected to be recognized to revenue in the next 12 months.

As of December 31, 2021, the aggregate amount of remaining performance obligations related to customer contracts that are unsatisfied or partially unsatisfied was $2.7 million which included deferred revenue on the Company’s consolidated balance sheets, of which approximately 98% was expected to be recognized to revenue in the next 12 months.

5.	Balance sheet details

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	June 30,	December 31,
	2022	2021
Accrued expenses:
Accrued professional services	$6,026	$1,953
Accrued compensation and related benefits	1,859	1,108
Other accruals	205	318
Other current liabilities:
Other payroll expenses	149	175
Customer deposit	21	21
Current portion of equipment financing	35	39

Total accrued expenses and other current liabilities	$8,295	$3,614

6.	Property and equipment, net

Property and equipment, net consisted of the following (in thousands):

	June 30,	December 31,
	2022	2021
Quantum computer systems	$13,425	$13,425
Lab equipment	6,681	6,645
Computer equipment	3,352	3,305
Leasehold improvements	1,075	1,074
Furniture and fixtures	318	316
Construction-in-progress	374	285

Total property and equipment	25,225	25,050
Less: Accumulated depreciation	(22,453)	(21,801)

Property and equipment, net	$2,772	$3,249

Depreciation expense for the three month period ended June 30, 2022 and 2021 was $309,000 and $344,000 respectively. Depreciation expense for the six month period ended June 30, 2022 and 2021 was $705,000 and $747,000 respectively. The Company has not acquired any property and equipment under capital leases.

7.	Loans payable

As of June 30, 2022, loans payable consisted of the refundable government loans and the Venture Loan. At December 31, 2021, loans payable consisted of refundable government loans. The following table shows the component of loans payable (in thousands):

	June 30, 2022	December 31, 2021
Loan payable, beginning of period	$29,844	$13,624
SIF contribution	—	16,786
Venture Loan	20,000	—
Payments	(398)	(399)
Interest on Venture Loan	606	—
Final fee on Venture Loan	583	—
Foreign exchange (gain) loss	(452)	(167)

Loan payable, end of period	$50,183	$29,844

Discount, beginning of period	$(17,391)	$(11,948)
SIF discount on additional contribution	—	(7,167)
Venture Loan discount	(130)	—
Interest expense	1,349	1,728
Foreign exchange (gain) loss	245	(4)

Discount, end of period	$(15,927)	$(17,391)

Total loans payable, end of period	$34,256	$12,453
Short-term portion	21,353	220
Long-term portion	12,903	12,233

Total loans payable	$34,256	$12,453

SIF liability

On November 20, 2020, the Company entered into an agreement with SIF, whereby SIF agreed to make a repayable contribution to the Company of up to C$40.0 million (“the Contribution”). Funds from the loan are to be used for projects involving the adaption of research findings for commercial applications that have the potential for market disruption; development of current product and services through the implementation of new or incremental technology that will enhance the Company’s competitive capability; and development of process improvements which reduce the environmental footprint of current production through the use of new or improved technologies.

The annual repayment of the Contribution is calculated based upon a formula using the Company’s fiscal year revenue multiplied by a repayment rate. The contractual repayment period is 15 years and commences in the first year in which the Company reports annual revenue of $70.0 million (the “Benchmark Year”). In each of those years, an annual repayment amount is due. Each annual repayment must be paid by April 30 of the year following the year for which the annual repayment due will be calculated. If the Benchmark Year is not achieved within 14 years following the fiscal year in which the project is completed, the SIF loan is forgiven. The SIF loan is initially recorded at fair value, and subsequently at amortized cost. As the SIF contribution is interest free, the difference between the carrying value and initial fair value is recorded as government assistance on the consolidated statement of operations and comprehensive loss.

The initial fair value of the SIF loan is determined by using a discounted cash flow analysis for the loan, which requires a number of assumptions. The significant assumptions used in determining the discounted cash flows include estimating the amount and timing of future revenue for the Company and the discount rate. The

Company’s estimates of future revenues are derived from several significant assumptions including expected success of LeapTM and partnerships with large scale resellers. In determining the appropriate discount rates, the Company considered the weighted average cost of capital for the Company, risk adjusted based on the development risks of the Company’s product. Management used a discount rate of 26% to discount the SIF loan. Should projected revenue not be achieved as predicted, the adjustment to the fair value of the SIF loan could be material. At June 30, 2022, the carrying value of the loan approximates its fair value.

Repayments of the SIF contributions could also be triggered upon default of the agreement, or termination of the agreement, or upon a change of control that has not been approved by the Canadian government. The Canadian government approved the transaction with DPCM conditionally on May 9, 2022, with all conditions being satisfied on the closing date of the transaction.

Venture Loan

On March 3, 2022 the Company entered a Venture Loan and Security Agreement with PSPIB. Under this loan agreement, the Company may borrow up to an aggregate principal amount of $25.0 million in three tranches, subject to certain terms and conditions. The loan is subject to a per annum interest rate as published in the Wall Street Journal or any successor publication as the “prime rate” plus 7.25% provided that the Wall Street Journal prime rate is not less than 3.25% and if found to be less than 3.25%, such rate will be deemed to be 3.25%. The maturity date of the loan is defined as the earliest of December 31, 2022 or the closing of the Business Combination, or the date of acceleration of such loan following an event of default. As of June 30, 2022, the Company received $20.0 million recorded in loan proceeds that were recorded in current loans payable in its condensed consolidated balance sheet, $15.0 million of which was received on March 3, 2022 and $5.0 million of which was received on June 30, 2022. All obligations under the Venture Loan were repaid upon the completion of the Business Combination on August 5, 2022.

8.	Stock-based compensation

Stock option valuation

The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option.

•

Risk-Free Interest Rate. The Company estimates its risk-free interest rate by using the yield on actively traded non-inflation-indexed U.S. treasury securities with contract maturities equal to the expected term.

•

Expected Term. The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has estimated the expected term of its employee awards using the SAB Topic 14 Simplified Method allowed by the FASB and SEC, for calculating expected term as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term. Certain of the Company’s options began vesting prior to the grant date, in which case the Company uses the remaining vesting term at the grant date in the expected term calculation.

•

Expected Volatility. As the Company is privately held and there has been no public market for its common stock to date, the expected volatility is based on the average historical stock price volatility of comparable publicly-traded companies in its industry peer group, financial, and market capitalization data.

•	Expected Dividend Yield. The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

•

Fair Value of Underlying Common Stock. Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s Convertible Redeemable Preferred Stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.

There were no options granted during the six months ended June 30, 2022. The assumptions used to estimate the fair value of stock options granted during the six months ended June 30, 2021 are as follows:

	Six months ended June 30,
	2022	2021
Expected dividend yield	—	0%
Expected volatility	—	50%
Expected term (years)	—	6.08
Risk-free interest rate	—	0.83%

Common stock option activity

The following table summarizes the Company’s stock option activity during the periods presented (in thousands except share and per share data):

	Number of options outstanding	Weighted average exercise price ($)	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($)
Balance as of December 31, 2021	16,336,134	0.81	8.55	80,179
Granted	—	—
Exercised	(174,378)	0.81
Forfeited	(840,002)	0.81
Expired	(11,077)	0.81

Balance as of June 30, 2022	15,310,677	0.81	7.96	75,144

Unvested as of June 30, 2022	4,698,271	0.81	7.77	73,479

Exercisable as of June 30, 2022	10,612,406	0.81	7.43	52,098

The aggregate intrinsic value of stock options was calculated as the difference between the exercise price of the stock options and the estimated fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock.

The weighted average grant date fair values per share of stock options granted during the six months ended June 30, 2022 was nil as no stock options were granted. The weighted average grant date fair values per share of stock options granted during the six months ended June 30, 2021 was 0.62.

The total fair values of the stock options vested during the six months ended June 30, 2022 and 2021 was $1,703,000 and $535,000 respectively.

Common stock warrants

On April 14, 2022, 617,972 common stock warrants with an exercise price of $1.75 expired. As of June 30, 2022 there are no common stock warrants outstanding.

Preferred stock warrants

The Company did not record any movements during the six months ended June 30, 2022.

As of June 30, 2022, the following United States dollar preferred stock warrants were outstanding and exercisable:

	Number of warrants outstanding	Weighted average exercise price ($)	Expiry Date	Number exercisable
	3,247,637	$1.92	29-Nov-26	1,299,055

Total, June 30, 2022	3,247,637	$1.92		1,299,055

Stock-based compensation

The following table summarizes the stock-based compensation expense classified in the consolidated statements of operations and comprehensive loss as follows (in thousands):

	Three months ended June 30,
	2022	2021
Research and development	$117	$58
General and administrative	641	74
Sales and marketing	58	37

Total stock-based compensation	$816	$169

	Six months ended June 30,
	2022	2021
Research and development	$210	$88
General and administrative	1,270	173
Sales and marketing	120	69

Total stock-based compensation	$1,600	$330

9.	Commitment and contingencies

Warrant Transaction Agreements

In November 2020, contemporaneously with a revenue arrangement, the Company entered into a contract, pursuant to which the Company agreed to issue to a customer a warrant to acquire up to 3,247,637 shares of Class A Preferred Share (the “Warrant Preferred Shares”), subject to certain vesting requirements. As the warrant was issued in connection with an existing commercial agreement with a customer, the value of the warrant was determined to be consideration payable to the customer and consequently will be treated as a reduction to revenue recognized under the corresponding revenue arrangement. Approximately 40% of the Warrant Preferred Shares vested and became immediately exercisable on August 13, 2020. The remaining Warrant Preferred Shares will vest and become exercisable upon satisfaction of certain milestones based on revenue generated under the commercial agreement with the customer, to the extent certain prepayments are made by the customer. As of June 30, 2022, these revenue-based milestones have yet to be met. The exercise price for the Warrant Preferred Shares is $1.92 per share and the warrant is exercisable through November 29, 2026.

The fair value of the Warrant Preferred Shares at the date of issuance was determined to be $1.1 million. During the year ended December 31, 2021, no Warrant Preferred Shares were vested or probable of vesting. As of December 31, 2020, Warrant Preferred Shares with a fair value of $451,000 were vested and recorded into cost of revenue.

In April 2020, the Company entered into a contract pursuant to which the Company agreed to issue to a customer a warrant to acquire 617,972 shares of the Company’s common stock (“Warrant Common Share” and collectively with the Warrant Preferred Shares, the “Warrant Shares”), at a fixed price of $1.75 per Warrant Common Share. During the six month period ended June 30, 2022, no Warrant Common Shares were exercised prior to the expiration date.

The Company estimated the fair value of Warrant Shares on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each warrant. The estimated fair value of Class A Preferred Shares and common stock was based on the Class A Preferred Shares and common stock offering price due to its proximity to the grant date of the Warrant Shares. The estimated term is based on the contractual life of the Warrant Shares. The remaining assumptions were developed consistent with the methodologies described further in Note 12—Share Based Compensation.

Lease obligation

In November 2021, the Company amended a building lease to extend the term by ten years and six months through December 31, 2033. The lease amendment constituted a modification as it extended the original lease term and required evaluation of the remeasurement of the lease liability and corresponding right-of-use asset. The reassessment resulted in the Company continuing to classify the lease as an operating lease and remeasurement of the lease liability on the basis of the extended lease term. The total right-of-use asset recorded in association with the lease extension was $6.8 million with a corresponding operating lease liability.

Litigation

From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims.

In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that the Company’s products when used for their intended purposes infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim.

As of June 30, 2022 and 2021, the Company has not been subject to any litigation or pending litigation claims.

10.	Earnings per share

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	For the three month period ended June 30,
	2022	2021
Numerator:

Net loss	$(13,198)	$(4,668)

Denominator:
Weighted-average common shares outstanding, basic and diluted	112,023,503	111,877,937

Net loss per share, basic and diluted	$(0.12)	$(0.04)

	For the six month period ended June 30,
	2022	2021
Numerator:

Net loss	$(24,815)	$(13,496)

Denominator:
Weighted-average common shares outstanding, basic and diluted	111,981,014	111,865,630

Net loss per share, basic and diluted	$(0.22)	$(0.12)

As of June 30, 2022 and 2021, the Company’s potentially dilutive securities were stock options and the Warrant Shares.

Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive.

Potentially dilutive securities (upon conversion) that were not included in the diluted per share calculations because they would be anti-dilutive were as follows:

	June 30, 2022	December 31, 2021
Options to purchase common stock	15,311	16,336
Warrants to purchase common stock	—	618
Warrants for Preferred shares	3,248	3,248

11.	Geographic areas

The following table presents a summary of revenue by geography for the three and six month periods ended June 30, 2022 and 2021:

	Three months ended June 30,
	2022	2021
United States	$655	$622
Japan	282	354
Germany	257	65
Other	177	96

Total revenue	$1,371	$1,137

	Six months ended June 30,
	2022	2021
United States	$1,439	$1,325
Japan	709	921
Germany	520	127
Other	415	173

Total revenue	$3,083	$2,546

Other includes EMEA not including Russia or Ukraine, Canada and Australia.

The following table sets forth the long-lived assets, consisting of property and plant, net, and operating lease right-of-use assets, by geographic area as of June 30, 2022 and December 31, 2021 as follows (in thousands):

	June 30, 2022	December 31, 2021
Canada	$10,463	$11,251
United States	427	576

Total long-lived assets	$10,890	$11,827

As of June 30, 2022 and December 31, 2021, substantially all of the Company’s long-lived assets are located in Canada and in the United States.

Significant customers

The Company had significant customers during the three and six month periods ended June 30, 2022 and 2021. A significant customer is defined as one that comprises up to ten percent or more of total revenues in a particular year or ten percent of outstanding accounts receivable balance as of the year end.

	Three months ended June 30,
	2022	2021
Customer A	17%	18%
Customer B	14%	13%
Customer C	11%	11%

	Six months ended June 30,
	2022	2021
Customer A	15%	20%
Customer B	14%	12%
Customer C	10%	10%

As of June 30, 2022 and 2021, there were no significant customers that comprised ten percent or more of outstanding accounts receivable balances.

All revenues derived from major customers above are included in the United States and Germany during the three and six month periods ended June 30, 2022 and the United States and Japan during the three and six month periods ended June 30, 2021.

12.	Subsequent events

The Company has evaluated all events occurring through August 26, 2022, the date on which the condensed consolidated financial statements were issued. Except as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

On August 5, 2022, in accordance with the Transaction Agreement, D-Wave acquired 100% of the outstanding equity interests of DPCM and the Company. In line with the Transaction Agreement, the Company became an indirect subsidiary of D-Wave. For accounting purposes, the Business Combination will be accounted for as a reverse recapitalization whereby the Company will be treated as the accounting acquirer and DPCM will be treated as the acquired company. In connection with the close of the Business Combination, D-Wave was listed on the New York Stock Exchange under the symbol “QBTS” on August 8, 2022. Costs paid by the Company related to the Business Combination on August 5, 2022 were $11.5 million and will be treated as issuance costs and netted against additional paid-in-capital in the condensed consolidated balance sheet of D-Wave as of September 30, 2022. Cash received by the Company from the Business Combination included the PIPE Investment and DPCM cash on hand totaling $37.6 million, net of related transaction costs.

On August 5, 2022 the Company repaid the Venture Loan including accrued interest totaling $20.8 million. In addition to the $20.8 million, the Company paid a $1.0 million final payment fee to PSPIB.

Pursuant to the agreement entered into with the Investor on June 16, 2022, the Company paid the Investor a Commitment Fee entirely in Common Shares, in two tranches consisting of 127,180 and 254,360 Common Shares issued on August 5, 2022 and August 25, 2022, respectively.